SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:       Man-Glenwood Lexington, LLC

Address of Principal Business Office (No. & Street, City, State Zip Code):

       Prior to October 1, 2002:            225 West Washington Street
                                            Suite 2150
                                            Chicago, IL 60606

       After October 1, 2002:               123 N. Wacker Drive
                                            28th Floor
                                            Chicago, IL  60606

Telephone Number (including area code):

            (312) 443-8400

Name and address of agent for service of process:

       Prior to October 1, 2002:            Steven Zoric
                                            225 West Washington Street
                                            Suite 2150
                                            Chicago, IL 60606

       After October 1, 2002:               Steven Zoric
                                            123 N. Wacker Drive
                                            28th Floor
                                            Chicago, IL  60606

Check Appropriate Box:

 Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [x] NO [ ]

                                    SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 8th day of August 2002.

                                          MAN-GLENWOOD LEXINGTON, LLC


                                          By:  /s/ Frank C. Meyer
                                             ----------------------
                                               Frank C. Meyer
                                               President

Attest:  /s/ Steven Zoric
         ----------------
         Steven Zoric
         Clerk


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